EXHIBIT 4.3

June 13, 2006

P. Michael Williams

5281 Belford Estate Road

Pollack Pines, California 95726

Re:	Common Stock Issuance

Dear Mr. Williams:

In connection with the Consulting Agreement (“Consulting Agreement”) entered into on February 10, 2006 by and between you and Remedent, Inc., a Nevada corporation (the “Company”), made effective as of January 1, 2006, the Company will issue to you 200,000 shares of the Company’s Common Stock (“Shares”) for past consulting services provided by you to the Company pursuant to the Prior Agreements (as that term is defined in the Consulting Agreement. Upon the effectiveness of the Registration Statement on Form S-8, the Company will instruct the transfer agent for the Company to deliver to you a certificate evidencing the Shares.

Upon delivery of the Shares to you, the Company will promptly issue to you a Form 1099 for the Shares. You will be responsible for all taxes associated with the issuance and sale of the Shares.

Please execute the following Acceptance and Acknowledgment and return it to the undersigned.

Very truly yours,

Remedent, Inc.

/s/ Robin List
Name: Robin List
Title: Chief Executive Officer

ACCEPTANCE AND ACKNOWLEDGMENT

Dated: 06/13/2006

/s/ P. Michael Williams
P. Michael Williams